SETTLEMENT AGREEMENT

This Settlement Agreement (the “Agreement”) is made by and among ViaSat, Inc. (“ViaSat”), Space Systems/Loral, LLC (f/k/a Space Systems/Loral, Inc.) (“SS/L”), Loral Space & Communications Inc. (“LS&C”), and (with respect to Section 4.2) MacDonald, Dettwiler and Associates Ltd. (“MDA”). The effective date of this Agreement shall be the date of last signature (“Effective Date”).

Recitals

WHEREAS, ViaSat filed a complaint on Feb. 1, 2012 in the United States District Court for the Southern District of California, No. 3:12-cv-260-H-WVG, alleging patent infringement and breach of contract against SS/L and LS&C (“’260 Case”);

WHEREAS, ViaSat filed a complaint on September 13, 2013 in the United States District Court for the Southern District of California, No. 3:12-cv-2074-H-WVG, alleging patent infringement and breach of contract against SS/L (“’2074 Case”);

WHEREAS, SS/L filed counterclaims and affirmative defenses against ViaSat in the ’260 Case and ’2074 Case, and LS&C filed counterclaims and affirmative defenses against ViaSat in the ’260 Case; and

WHEREAS, to avoid the time and expense of further litigation, the Parties desire to settle and resolve all differences and disputes that exist or may exist between them according to the terms further set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and representations contained herein, the Parties hereby agree as follows:

1. Definitions

For purposes of this Agreement, the following terms shall have the meanings given:

1.1 “Affiliate” shall mean, with respect to an entity, any other entity, directly or indirectly, Controlling or Controlled by or under common Control with such first named entity as of the Effective Date. An entity will be an Affiliate of another entity only for as long as it satisfies the definition set forth herein.

1.2 “Build Contract” shall mean the January 7, 2008 Contract Between ViaSat, Inc. and Space Systems/Loral, Inc. for the ViaSat Satellite Program.

1.3 “Control” and its derivatives mean, with respect to an entity, (i) the legal, beneficial, or equitable ownership, directly or indirectly, of more than fifty percent (50%) of the capital stock (or other ownership interest if not a corporation) of such entity ordinarily having voting rights, or (ii) the power to direct, directly or indirectly, the management policies of such entity, whether through the ownership of voting stock, by contract, or otherwise.

1.4 “Covered SS/L Patents” as used herein means (a) the SS/L Asserted Patents and (b) any United States patent or foreign counterpart patent that claims priority to (i) any of the SS/L Asserted Patents, or (ii) any patent or patent application to which the SS/L Asserted Patents claim priority.

1.5 “Covered ViaSat Patents” as used herein means (a) the ViaSat Asserted Patents and (b) any United States patent or foreign counterpart patent that claims priority to (i) any of the ViaSat Asserted Patents, or (ii) any patent or patent application to which the ViaSat Asserted Patents claim priority; provided, however, the “Covered ViaSat Patents” specifically shall not include any of the Excluded ViaSat Patents (regardless of whether such Excluded ViaSat Patents would otherwise come within the scope of subsection (b) of this definition).

1.6 “Excluded ViaSat Patents” means the patents and patent applications set forth on Exhibit 4 hereto.

1.7 “Future Subsidiary” means an entity with respect to which a Party acquires Control after the Effective Date, whether through acquisition, merger or otherwise. An entity will be a Future Subsidiary only for as long as it satisfies the definition set forth herein.

1.8 “Intellectual Property” shall mean patents, patent applications, trademarks, service marks, mask works, copyrights, trade secrets, moral rights, and similar rights under the intellectual property laws of the United States, any state or foreign jurisdiction, or international treaty regime.

1.9 “Litigation” shall mean the ’260 Case and the ’2074 Case.

1.10 “NDAs” shall mean all non-disclosure agreements by and among the Parties asserted to be breached in or relevant to the Litigation, including the March 8, 2006 Non-Disclosure Agreement between ViaSat and SS/L (as amended), the April 18, 2007 Non-Disclosure Agreement between WildBlue Communications, Inc. and SS/L (as amended), the January 28, 2008 Non-Disclosure Agreement between ViaSat and LS&C (as amended), and the June 1, 2006 Non-Disclosure Agreement – Bilateral between ViaSat and SS/L (as amended).

1.11 “Party” shall refer to a single party to this Agreement. “Parties” shall refer to all parties to this Agreement.

1.12 “SS/L Asserted Patents” shall mean U.S. Patent Nos. 6,400,696; 6,879,808; and 7,219,132, all of which are owned by SS/L and have been asserted in the Litigation.

1.13 “ViaSat Asserted Patents” shall mean U.S. Patent Nos. 7,230,908; 7,684,368; 7,773,942; 8,010,043; 8,068,827; 8,107,875; 8,213,929; 8,254,832; 8,285,202; and 8,548,377, all of which are owned by ViaSat and have been asserted in the Litigation.

2. Representations

2.1 ViaSat represents that, besides the claims asserted in the Litigation, it is not currently considering and does not currently intend to sue LS&C, SS/L, or SS/L’s actual or prospective customers for infringement of any ViaSat patent issued as of the Effective Date or patent that may issue from a patent application filed as of the Effective Date or any other violation of any Intellectual Property owned by ViaSat or its Affiliates, or to challenge the validity of any SS/L patent issued as of the Effective Date, and will not communicate otherwise to SS/L’s actual or prospective customers known to ViaSat.

2.2 LS&C represents that, besides the claims asserted in the Litigation, it is not currently considering and does not currently intend to sue ViaSat, or any of ViaSat’s actual or prospective customers, for infringement of any LS&C patent issued as of the Effective Date or patent that may issue from a patent application filed as of the Effective Date or any other violation of any Intellectual Property owned by LS&C or its Affiliates, or to challenge the validity of any ViaSat patent issued as of the Effective Date, and will not communicate otherwise to ViaSat’s actual or prospective customers known to LS&C.

2.3 SS/L represents that, besides the claims asserted in the Litigation, it is not currently considering and does not currently intend to sue ViaSat, or any of ViaSat’s actual or prospective customers, for infringement of any SS/L patent issued as of the Effective Date or patent that may issue from a patent application filed as of the Effective Date or any other violation of any Intellectual Property owned by SS/L or its Affiliates, or to challenge the validity of any ViaSat patent issued as of the Effective Date, and will not communicate otherwise to ViaSat’s actual or prospective customers known to SS/L.

2.4 ViaSat represents that it has the power and authority to grant the releases and covenants that it purports to grant herein. ViaSat has not heretofore transferred or assigned or purported to transfer or assign to any person, firm or corporation any right or interest in any of the Covered ViaSat Patents that conflicts with the terms of this Agreement.

2.5 SS/L represents that it has the power and authority to grant the releases and covenants that it purports to grant herein. SS/L has not heretofore transferred or assigned or purported to transfer or assign to any person, firm or corporation any right or interest in any of the Covered SS/L Patents that conflicts with the terms of this Agreement.

2.6 LS&C represents that it has the power and authority to grant the releases and covenants that it purports to grant herein.

2.7 Each of the Parties to this Agreement represents that it has not heretofore transferred or assigned or purported to transfer or assign to any person, firm or corporation any claims, demands, obligations, losses, causes of action, damages, penalties, costs, expenses, attorneys’ fees, liabilities or indemnities herein released.

2.8 Each person who executes this Agreement on behalf of a Party represents to the other Parties that he or she has the authority of the directors and officers of said entity to do so, and each Party agrees to indemnify and hold harmless the other Parties from any and all claims, liability, costs and damages, including but not limited to attorneys’ fees, costs and expenses, involving any assertion that such authority did not exist.

2.9 Each Party agrees that the representations made by such Party in this Section 2 are true and correct as of the date such Party signs this Agreement.

3. Dismissal and Mutual Releases

3.1 Dismissal of the Litigation.

a. Within five (5) days of the Effective Date, ViaSat, LS&C, and SS/L will execute and file a dismissal of all their respective claims in the ’260 Case, in the form of Exhibit 1 attached hereto, with each Party bearing its own attorneys’ fees and costs.

b. Within five (5) days of the Effective Date, ViaSat and SS/L will execute and file a dismissal of all their respective claims in the ’2074 Case, in the form of Exhibit 2 attached hereto, with each Party bearing its own attorneys’ fees and costs.

3.2 Mutual Releases.

a. Subject to receipt of the payments set forth in Section 4 and the execution of the documents set forth in Exhibits 1 and 2, and except with respect to the obligations created by or arising out of this Agreement, for good and valuable consideration, ViaSat, on behalf of itself, its Affiliates, and each of their past and present employees, officers, directors, shareholders (in their capacity as such), agents, assigns, heirs, executors, administrators, insurers, attorneys and consultants, hereby releases, acquits, and discharges LS&C and SS/L and their customers (to the extent the customer’s project or transaction with LS&C or SS/L was the subject of ViaSat’s allegations in the Litigation), Affiliates of LS&C and SS/L, and each of their past and present employees, officers, directors, shareholders, agents, assigns, heirs, executors, administrators, insurers, attorneys and consultants, from any and all claims, counterclaims, cross-claims, demands, actions, causes of action, suits, torts, defenses, offsets, judgments, losses, liabilities, damages, expenses, attorneys’ fees, court costs, and indemnities of all and any nature whatsoever, both at law and in equity, which were asserted in the Litigation. This release shall remain in effect provided LS&C and SS/L perform their obligations under Section 4.

b. Subject to the execution of the documents set forth in Exhibits 1 and 2, and except with respect to the obligations created by or arising out of this Agreement, for good and valuable consideration, each of LS&C and SS/L, on behalf of itself, its Affiliates, and each of their past and present employees, officers, directors, shareholders (in their capacity as such), agents, assigns, heirs, executors, administrators, insurers, attorneys and consultants, hereby releases, acquits, and discharges ViaSat and its customers (to the extent the customer’s project or transaction with ViaSat was the subject of SS/L’s allegations in the Litigation), Affiliates of ViaSat, and each of their past and present employees, officers, directors, shareholders, agents, assigns, heirs, executors, administrators, insurers, attorneys and consultants, from any and all claims, counterclaims, cross-claims, demands, actions, causes of action, suits, torts, defenses, offsets, judgments, losses, liabilities, damages, expenses, attorneys’ fees, court costs, and indemnities of all and any nature whatsoever, both at law and in equity, which were asserted in the Litigation.

4. Payment

4.1 Subject to the execution of the documents set forth in Exhibits 1 and 2, LS&C and SS/L shall pay ViaSat the consideration identified in Exhibit 3 in the manner provided therein. Such payments are irrevocable and non refundable. For the avoidance of doubt, nothing herein shall prevent (1) LS&C and/or SS/L from alleging, in a lawsuit against ViaSat for breach of this Agreement, that the damages owed to them should include such payments, or (2) such payments being awarded as damages if appropriate in the event LS&C and/or SS/L prevail in such a lawsuit. Failure to pay any of the amounts in accordance with the schedule set forth in Exhibit 3 shall be considered a material breach of this Agreement. Any late payment shall accrue interest at the rate of eighteen percent (18%) per annum or the maximum amount allowable by law, whichever is lower. For the avoidance of doubt, LS&C’s and SS/L’s payment to ViaSat hereunder is not contingent upon satisfaction by ViaSat of any other conditions or obligations hereunder or otherwise, and neither LS&C nor SS/L shall have any right of offset or set-off with respect to any other payments or consideration alleged to be owed by ViaSat under any agreement or otherwise. Each Party shall be solely responsible for its own tax obligations arising from any payments or other consideration under this Agreement.

4.2 MDA hereby unconditionally and absolutely guarantees the prompt delivery, performance and observation by SS/L of any of SS/L’s payment obligations under this Section 4. The obligation of MDA under this Section 4.2 is irrevocable and a continuing guaranty and shall remain in full force and effect following the execution of this Agreement.

5. Covenants

5.1 Covered Patents and Contracts.

a. Subject to receipt of the payments set forth in Section 4 and the execution of the documents set forth in Exhibits 1 and 2, ViaSat, on behalf of itself and its Affiliates and Future Subsidiaries, covenants not to sue LS&C, SS/L, their Affiliates, or the Future Subsidiaries of LS&C and SS/L, at any time and anywhere in the world, alleging (a) infringement, whether direct or indirect, including inducing infringement or contributory infringement, of any of the Covered ViaSat Patents, (b) breach of the Build Contract to the extent such breach relates to the claims asserted in the Litigation with respect to the Build Contract, or (c) breach of the NDAs to the extent such breach relates to the claims asserted in the Litigation with respect to the NDAs. For the avoidance of doubt, clauses (b) and (c) of this paragraph include (but are not limited to) any breach related to ViaSat’s capacity measurement tool. For the avoidance of doubt, this covenant not to sue shall remain in effect provided LS&C and SS/L perform their obligations under Section 4.

b. The foregoing covenant not to sue in Section 5.1(a) shall extend to and be for the benefit of LS&C’s and SS/L’s customers and suppliers but only to the extent of such customer’s or supplier’s project or transaction with LS&C or SS/L. To that extent, such customer or supplier shall be deemed a third-party beneficiary of the covenant not to sue.

c. Subject to the execution of the documents set forth in Exhibits 1 and 2, LS&C and SS/L, on behalf of themselves and their Affiliates and Future Subsidiaries, covenant not to sue ViaSat, its Affiliates, or the Future Subsidiaries of ViaSat, at any time and anywhere in the world, alleging (a) infringement, whether direct or indirect, including inducing infringement or contributory infringement, of any of the Covered SS/L Patents, (b) breach of the Build Contract to the extent such breach relates to the claims asserted in the Litigation with respect to the Build Contract, or (c) breach of the NDAs to the extent such breach relates to the claims asserted in the Litigation with respect to the NDAs. For the avoidance of doubt, clauses (b) and (c) of this paragraph include (but are not limited to) any breach related to ViaSat’s capacity measurement tool.

d. The foregoing covenant not to sue in Section 5.1(c) shall extend to and be for the benefit of ViaSat’s customers and suppliers but only to the extent of such customer’s or supplier’s project or transaction with ViaSat. To that extent, such customer or supplier shall be deemed a third-party beneficiary of the covenant not to sue.

e. Notwithstanding anything herein to the contrary, the covenants not to sue in this Section 5.1 shall not extend to any Future Subsidiary of a Party if, at the time of the public announcement of the transaction creating the Future Subsidiary or at the time such entity becomes a Future Subsidiary (whichever is earlier), there is any litigation threatened in writing or pending against such Future Subsidiary by a Party regarding a claim involving infringement of any of the Covered ViaSat Patents or the Covered SS/L Patents or a breach of the Build Contract or any of the NDAs.

5.2 Intellectual Property.

a. Subject to receipt of the payments set forth in Section 4 and the execution of the documents set forth in Exhibits 1 and 2, ViaSat, on behalf of itself and its Affiliates and Future Subsidiaries, covenants not to sue LS&C and SS/L, their Affiliates, or the Future Subsidiaries of LS&C and SS/L, for two years following the Effective Date, for infringement of Intellectual Property owned or controlled by ViaSat or its Affiliates or Future Subsidiaries. For the avoidance of doubt, the foregoing provision does not release or waive any damages that may accrue during such two-year period.

b. The foregoing covenant not to sue in Section 5.2(a) shall extend to and be for the benefit of LS&C’s and SS/L’s customers and suppliers but only to the extent of such customer’s or supplier’s project or transaction with LS&C or SS/L. To that extent, such customer or supplier shall be deemed a third-party beneficiary of the covenant not to sue.

c. Subject to the execution of the documents set forth in Exhibits 1 and 2, LS&C and SS/L, on behalf of themselves and their Affiliates and Future Subsidiaries, covenant not to sue ViaSat, its Affiliates, or the Future Subsidiaries of ViaSat, for two years following the Effective Date, for infringement of Intellectual Property owned or controlled by either LS&C or SS/L or their Affiliates or Future Subsidiaries. For the avoidance of doubt, the foregoing provision does not release or waive any damages that may accrue during such two year period.

d. The foregoing covenant not to sue in Section 5.2(c) shall extend to and be for the benefit of ViaSat’s customers and suppliers but only to the extent of such customer’s or supplier’s project or transaction with ViaSat. To that extent, such customer or supplier shall be deemed a third-party beneficiary of the covenant not to sue.

e. For the avoidance of doubt, nothing in this Section 5.2 is intended to or should be construed to limit the covenants under Section 5.1 of this Agreement.

5.3 ViaSat does not grant LS&C, SS/L, their Affiliates, or the Future Subsidiaries of LS&C and SS/L, or any customer or supplier of LS&C or SS/L, any covenant not to sue, license or right, whether by implication, estoppel or other legal doctrine, with respect to the Excluded ViaSat Patents, and LS&C, SS/L, their Affiliates, or Future Subsidiaries shall not argue in any legal proceeding that they (or LS&C’s or SS/L’s customers or suppliers) have such covenant not to sue, license or right.

5.4 Challenges to Patents.

a. Subject to receipt of the payments set forth in Section 4 and the execution of the documents set forth in Exhibits 1 and 2, ViaSat, on behalf of itself and its Affiliates and Future Subsidiaries, covenants not to challenge the validity of: (i) any Covered SS/L Patents in any judicial or administrative proceeding, including any re-examination or inter partes review or similar procedure, unless it or an Affiliate or Future Subsidiary of it or a customer or supplier of it (with respect to that customer’s or supplier’s project or transaction with ViaSat) is accused of infringement of any such Covered SS/L Patents after the Effective Date by a person or entity with standing to make such an accusation; or (ii) any SS/L patent for two years following the Effective Date, unless it or an Affiliate or Future Subsidiary of it or a customer or supplier of it (with respect to that customer’s or supplier’s project or transaction with ViaSat) is accused of infringement of any such patent after the Effective Date by a person or entity with standing to make such an accusation.

b. Subject to the execution of the documents set forth in Exhibits 1 and 2, LS&C and SS/L, on behalf of themselves and their Affiliates and Future Subsidiaries, covenant not to challenge the validity of: (i) any Covered ViaSat Patents in any judicial or administrative proceeding, including any re-examination or inter partes review or similar procedure, unless LS&C or SS/L (as applicable) or one of its Affiliates or Future Subsidiaries or a customer or supplier of LS&C or SS/L (with respect to that customer’s or supplier’s project or transaction with LS&C or SS/L) is accused of infringement of any such Covered ViaSat Patents after the Effective Date by a person or entity with standing to make such an accusation; or (ii) any ViaSat patent for two years following the Effective Date, unless LS&C or SS/L (as applicable) or one of its Affiliates or Future Subsidiaries or a customer or supplier of LS&C or SS/L (with respect to that customer’s or supplier’s project or transaction with LS&C or SS/L) is accused of infringement of any such patent after the Effective Date by a person or entity with standing to make such an accusation.

6. No License

6.1 Nothing contained in this Agreement shall be construed as granting a Party any license or right to use any patent, trademark, trade secret, or copyright now or hereafter controlled by the other Party.

6.2 Nothing contained in this Agreement shall be construed as granting LS&C or SS/L or their Affiliates a license to use or disclose ViaSat’s Capacity Tool (as defined in the Build Contract) or other ViaSat Proprietary Information as defined in the NDAs or the Build Contract.

6.3 Nothing contained in this Agreement shall be construed as granting ViaSat or its Affiliates a license to use or disclose any LS&C or SS/L Proprietary Information as defined in the NDAs or the Build Contract.

6.4 For the avoidance of doubt, Sections 6.1, 6.2, and 6.3 herein shall be subject to and shall not override or modify ViaSat’s, LS&C’s, and SS/L’s covenants not to sue in this Agreement. This Section 6 also should not be construed to extend the term of any NDA or the Build Contract.

7. Confidentiality

7.1 The Parties may issue a press release or other public disclosure about the existence of this Agreement and its terms. The Parties may also disclose this Agreement or its terms to the extent necessary to comply with any applicable securities laws. The Parties understand and acknowledge that each Party may file a copy of this Agreement as an exhibit to its public reports filed with the U.S. Securities and Exchange Commission.

8. Miscellaneous Provisions

8.1 No Admission of Liability. The Parties expressly agree and acknowledge that by entering into this Agreement no Party admits any liability, wrongdoing or the truth of any allegation contained in any claim, defense or counterclaim alleged in the Litigation. Neither this Agreement nor any release contained within it may be construed or used as an admission of any issues, facts, wrongdoing, liability, or violation of law whatsoever. Neither the negotiation, execution, or performance of this Agreement, nor anything contained herein, shall be interpreted to constitute a measure of a reasonable patent royalty rate.

8.2 Costs. The Parties shall each bear their own costs, attorneys’ fees, and other fees incurred in connection with the Litigation and the preparation of this Agreement.

8.3 Choice of Law and Venue. This Agreement shall be interpreted and construed in accordance with and governed by the laws of the State of California, without regard to any choice of law rules or conflicts of laws principles that would result in the application of the laws of a different jurisdiction. ViaSat, LS&C, and SS/L irrevocably submit and agree to the exclusive jurisdiction of, and venue in, the courts of San Diego County, California in any dispute arising out of or related to this Agreement. MDA irrevocably submits and agrees to the exclusive jurisdiction of, and venue in, the courts of San Diego County, California, in any dispute arising out of or related to Section 4.2 of this Agreement.

8.4 Attorneys’ fees. If any Party to this Agreement brings an action against another Party to enforce its rights under this Agreement, the prevailing Party shall be entitled to recover all of its reasonable attorneys’ fees and costs incurred in connection with such action, including any appeal of such action.

8.5 Assignment. This Agreement and the rights, privileges and obligations provided in this Agreement are personal to such Party and may not be assigned or transferred by any Party by merger, operation of law or otherwise; provided, however, that (a) a Party that becomes a Chapter 11 debtor-in-possession under Title 11 of the United States Code may assume, but not assign, its rights, privileges and obligations under this Agreement in accordance with and subject to the requirements of applicable bankruptcy law, and each Party hereby agrees to consent to assumption, but not assignment, for purposes of section 365(c)(1) of Title 11 of the United States Code, and (b) a Party may assign or transfer its rights, privileges and obligations provided in this Agreement in whole, but not in part, (i) with the prior written consent of all of the other Parties, or (ii) in connection with the assignment or transfer of all or substantially all of such Party’s stock or assets to another entity by merger, operation of law or otherwise (such entity, a “Transferee”). In the event of an assignment or transfer pursuant to foregoing clause (b)(ii), the releases and covenants under this Agreement (including the releases in Section 3 and covenants not to sue in Section 5) shall not apply to any products manufactured, used or sold by the Transferee (or any entities Controlled by, Controlling, or under common Control with Transferee) (x) prior to the date of the assignment or transfer, or (y) at any time to the extent such products are in a line of business different from the line of business in which the Party manufactured, used or sold products that were subject to the covenants not to sue in Section 5.1 prior to the assignment or transfer. Any purported assignment or transfer in violation of this Section 8.5 shall be deemed a breach of this Agreement and shall be null and void. This Agreement shall be binding upon and inure to the benefit of the Parties, their permitted successors and assigns, and the parties released pursuant to Section 3 or to whom a covenant not to sue is extended pursuant to Section 5. Prospective purchasers, assignees, or exclusive licensees of the Covered ViaSat Patents and the Covered SS/L Patents must be informed of the covenants set forth in Section 5 which run with the patents.

8.6 Modification/Waiver. No modification or amendment to this Agreement, or any waiver of any rights, shall be effective unless assented to in writing by the Party to be charged and transmitted to the other Party according to the Notices provision contained in this Section 8. The waiver of any breach of default hereunder will not constitute a waiver of any other right hereunder or any subsequent breach or default.

8.7 Severability. If any term, clause, or provision of this Agreement shall be determined to be invalid or unenforceable, the validity and enforceability of any other term, clause or provision shall not be affected.

8.8 Mutual Drafting. This Agreement is the result of negotiations between the Parties, who acknowledge that they have been represented by counsel during such negotiations. Accordingly, this Agreement shall not be construed for or against either Party.

8.9 Headings. The section and paragraph headings in this Agreement are included solely for the convenience of the Parties hereto, and shall not affect or be used in connection with the construction and interpretation of this Agreement.

8.10 Further Cooperation. Each of the Parties shall do, execute and perform all further acts, deeds, documents and things as the other Party may reasonably require from time to time to give full effect to the terms of this Agreement.

8.11 Notices. Any contractual or legal notice or correspondence required or permitted to be given or made hereunder shall be in writing and directed to the attention of the individuals set forth below:

a. Notices to ViaSat:

ViaSat, Inc.
6155 El Camino Real
Carlsbad, CA 92011
ATTN: General Counsel

With a copy to:

Quinn Emanuel Urquhart & Sullivan, LLP
c/o Sean Pak
50 California Street, 22nd Floor
San Francisco, CA 94111
Facsimile: 415-875-6700

b. Notices to SS/L:

Space Systems/Loral, LLC
3825 Fabian Way
Palo Alto, CA 94303
ATTN: President

With a copy to:

Orrick, Herrington & Sutcliffe LLP
c/o Thomas H. Zellerbach
1000 Marsh Road
Menlo Park, CA 94025
Facsimile: 650-614-7401

c. Notices to LS&C:

Loral Space & Communications Inc.
888 Seventh Avenue
New York, NY 10106
ATTN: President

With a copy to:

Susman Godfrey L.L.P.
c/o Jacob W. Buchdahl
560 Lexington Avenue, 15th Floor
New York, NY 10022
Facsimile: 212-336-8340

d. Notices to MDA:

MacDonald, Dettwiler and Associates Ltd.
13800 Commerce Parkway
Richmond, BC, Canada V6V 2J3
ATTN: Anil Wirasekara or Chief Financial Officer

With a copy to:

Orrick, Herrington & Sutcliffe LLP
c/o Thomas H. Zellerbach
1000 Marsh Road
Menlo Park, CA 94025
Facsimile: 650-614-7401

8.12 Entire Agreement. This Agreement, including the Exhibits attached hereto, sets forth the entire agreement and understanding between the Parties with respect to the settlement of the Litigation. No amendment to this Agreement will be effective unless contained in a writing signed by an authorized representative of each Party. Subject to the covenants not to sue herein, any and all rights and obligations under any existing agreement between any of the Parties hereto shall continue in full force and effect. For the avoidance of doubt, this paragraph 8.12 shall not be construed to extend the term of any existing agreement.

8.13 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

8.14 Obligations Several. For the avoidance of doubt, except with respect to Section 4 for which the obligations of LS&C and SS/L are joint and several, the obligations of LS&C and SS/L hereunder are several and not joint.

[SIGNATURE PAGE FOLLOWS]

* * *

IN WITNESS HEREOF, the Parties being fully authorized and empowered to bind themselves to this Agreement, have authorized and executed this Agreement on the date set forth opposite their respective signatures.

VIASAT, INC. By: /s/ Keven Lippert Name: /s/ Keven Lippert Title: EVP, GC & Secretary	Dated: 9/5/14
LORAL SPACE & COMMUNICATIONS INC. By: /s/ Avi Katz Name: Avi Katz Title: President, General Counsel and Secretary	Dated: September 5, 2014
SPACE SYSTEMS/LORAL, LLC By: /s/ John W. Rakow Name: John W. Rakow Title: Senior VP Business & Legal Affairs	Dated: 9/5/014
WITH RESPECT TO SECTION 4.2: MACDONALD, DETTWILER AND ASSOCIATES LTD. (MDA) By: /s/ Peter Louis Name: Peter Louis Title: Chief Operating Officer and Executive Vice President	Dated: September 4, 2014

Exhibit 1: Form of Dismissal (’260 Case)

QUINN EMANUEL
URQUHART & SULLIVAN, LLP
Charles K. Verhoeven (Bar No. 170151)
charlesverhoeven@quinnemanuel.com
Sean Pak (Bar No. 219032)
seanpak@quinnemanuel.com
50 California Street, 22nd Floor
San Francisco, California 94111
Telephone: (415) 875-6600
Facsimile: (415) 875-6700
SUSMAN GODFREY L.L.P.
William Christopher Carmody
(Admitted pro hac vice)
Jacob W. Buchdahl
(Admitted pro hac vice)
SUSMAN GODFREY L.L.P.
560 Lexington Avenue, 15th Floor
New York, New York 10022
Telephone: (212) 336-8330
Facsimile: (212) 336-8340
bcarmody@susmangodfrey.com
jbuchdahl@susmangodfrey.com
Yury Kapgan (Bar No. 218366)
yurykapgan@quinnemanuel.com
Vincent M. Pollmeier (Bar No. 210684)
vincentpollmeier@quinnemanuel.com
Adam Wolfson (Bar No. 262125)
adamwolfson@quinnemanuel.com
865 South Figueroa Street, 10th Floor
Los Angeles, California 90017-2543
Telephone: (213) 443-3000
Facsimile: (213) 443-3100
Marc M. Seltzer (54534) 1901 Avenue of the Stars, Suite 950 Los Angeles, CA 90067-6029 Telephone: (310) 789-3100 Facsimile: (310) 789-3150 mseltzer@susmangodfrey.com
Attorneys for Plaintiff ViaSat, Inc.	Attorneys for Defendants Space Systems/Loral, Inc., Loral Space & Communications Inc.

UNITED STATES DISTRICT COURT
SOUTHERN DISTRICT OF CALIFORNIA

VIASAT, INC., Plaintiffs, vs. SPACE SYSTEMS/LORAL, INC., LORAL SPACE & COMMUNICATIONS INC., Defendants/Counterclaim Plaintiffs.	CASE NO. 3:12-cv-00260-H-WVG Hon. Marilyn L. Huff JOINT MOTION FOR DISMISSAL

Plaintiff ViaSat, Inc. (“ViaSat”), and Defendants Space Systems/Loral, LLC (f/k/a/ Space Systems/Loral, Inc.) and Loral Space & Communications Inc. (collectively “Defendants”), respectfully submit this Joint Motion for Dismissal pursuant to Rule 41(a)(1) of the Federal Rules of Civil Procedure. ViaSat and Defendants jointly move to dismiss the above-captioned action with prejudice based on a settlement agreement between ViaSat and Defendants. Accordingly, the Parties respectfully request that this Court dismiss ViaSat’s claims against Defendants and Defendants’ claims against ViaSat with prejudice, each party to bear its own attorneys’ fees and costs.

A proposed order is lodged herewith.

DATED: QUINN EMANUEL URQUHART & SULLIVAN, LLP	SUSMAN GODFREY L.L.P.
Attorney Attorneys for Plaintiff ViaSat, Inc	Attorney Attorneys for Defendants Space Systems/Loral, Inc., Loral Space & Communications Inc.

Exhibit 2: Form of Dismissal (’2074 Case)

QUINN EMANUEL
URQUHART & SULLIVAN, LLP
Charles K. Verhoeven (Bar No. 170151)
charlesverhoeven@quinnemanuel.com
Sean Pak (Bar No. 219032)
seanpak@quinnemanuel.com
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San Francisco, California 94111
Telephone: (415) 875-6600
Facsimile: (415) 875-6700
Yury Kapgan (Bar No. 218366)
yurykapgan@quinnemanuel.com
Vincent M. Pollmeier (Bar No. 210684)
vincentpollmeier@quinnemanuel.com
Adam Wolfson (Bar No. 262125)
adamwolfson@quinnemanuel.com
865 South Figueroa Street, 10th Floor
Los Angeles, California 90017-2543
Telephone: (213) 443-3000
Facsimile: (213) 443-3100
ORRICK, HERRINGTON & SUTCLIFFE LLP
Chris R. Ottenweller (Bar No. 73649)
cottenweller@orrick.com
Thomas H. Zellerbach (Bar No. 154557)
tzellerbach@orrick.com
Vickie L. Feeman (Bar No. 177487)
vfeeman@orrick.com
Bas de Blank (Bar No. 191487)
basdeblank@orrick.com
Jason K. Yu (Bar No. 274215)
jasonyu@orrick.com
1000 Marsh Road
Menlo Park, California 94025
Telephone: (650) 614-7400
Facsimile: (650) 614-7401
William H. Wright (Bar No. 161580)
wwright@orrick.com
Alyssa M. Caridis (Bar No. 260103)
acaridis@orrick.com
777 South Figueroa Street, Suite 3200
Los Angeles, California 90017-5855
Telephone: (213) 629-2020
Facsimile: (213) 612-2499

Attorneys for Plaintiff ViaSat, Inc.	Attorneys for Defendant Space Systems/Loral, LLC

UNITED STATES DISTRICT COURT
SOUTHERN DISTRICT OF CALIFORNIA

VIASAT, INC., Plaintiff, vs. SPACE SYSTEMS/LORAL, LLC, f/k/a SPACE SYSTEMS/LORAL, INC., Defendant/Counterclaim Plaintiff.	CASE NO. 3:13-cv-02074-H-WVG Hon. Marilyn L. Huff JOINT MOTION FOR DISMISSAL

Plaintiff ViaSat, Inc. (“ViaSat”), and Defendant Space Systems/Loral, LLC f/k/a/ Space Systems/Loral, Inc. (“SS/L”), respectfully submit this Joint Motion for Dismissal pursuant to Rule 41(a)(1) of the Federal Rules of Civil Procedure. ViaSat and SS/L jointly move to dismiss the above-captioned action with prejudice based on a settlement agreement between ViaSat and SS/L. Accordingly, the Parties respectfully request that this Court dismiss ViaSat’s claims against SS/L and SS/L’s claims against ViaSat with prejudice, each party to bear its own attorneys’ fees and costs.

A proposed order is lodged herewith.

DATED: QUINN EMANUEL URQUHART & SULLIVAN, LLP	ORRICK, HERRINGTON & SUTCLIFFE LLP
Attorney Attorneys for Plaintiff ViaSat, Inc	Attorney Attorneys for Defendant Space Systems/Loral, LLC

Exhibit 3: Payment Terms & Conditions

1. Cash Payment

1.1 SS/L and LS&C shall pay to ViaSat the net present value of U.S. $100 million according to the following schedule:

Summary: 1 payment within four days of Effective Date 10 equal quarterly payments beginning 10/15/14 Annual interest rate: 11.5%

	Amount (U.S. $)	Date

0	$40,000,000	Payment within 4 days of
		Effective Date

1	$6,871,165	10/15/2014

2	$6,871,165	1/15/2015

3	$6,871,165	4/15/2015

4	$6,871,165	7/15/2015

5	$6,871,165	10/15/2015

6	$6,871,165	1/15/2016

7	$6,871,165	4/15/2016

8	$6,871,165	7/15/2016

9	$6,871,165	10/15/2016

10	$6,871,165	1/15/2017

TOTAL	$108,711,647

1.2 Payment shall be deposited by wire transfer into ViaSat’s account with the identification “SS/L Settlement” in the wire memorandum. The wire instructions for transmitting this payment are as follows:

[Account Information Redacted]